Exhibit 21.01

SUBSIDIARIES OF REGISTRANT

INTERSIL CORPORATION

SUBSIDIARIES OF REGISTRANT

AS OF FEBRUARY 24, 2006

Subsidiary Name	State or Other Jurisdiction of Incorporation
U.S.
Intersil Communications, Inc.	Delaware
Elantec Semiconductor, Inc.	Delaware
Intersil Americas Inc.	Delaware
Intersil Investment Company	Delaware
Intersil (FL), LLC	Delaware
Xicor LLC	Delaware
Poweready, Inc.	Delaware
Analog Integration Partners, LLC	Delaware

Caribbean
Sapphire Worldwide Investments Inc.	British Virgin Islands

Asia
Elantec Semiconductor Malaysia Sdn. Bhd.	Malaysia
Intersil China Limited	Hong Kong, PRC
Intersil K. K.	Japan
Intersil YH	Korea
Intersil Advanced Technology (Labuan) Ltd.	Federation of Labuan, Malaysia
Intersil Services Company Sdn. Bhd.	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd.	Taiwan
Xicor Hong Kong Limited	Hong Kong

Europe
Intersil S.A.	Belgium
Intersil Sarl	France
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Intersil Wireless B.V.	The Netherlands
Intersil Limited	United Kingdom
Xicor, GmbH	Germany
Xicor Limited	United Kingdom
Intersil Luxembourg Participations Sarl	Luxembourg
Elantec Semiconductor U.K. Limited	United Kingdom
Intersil Swiss Holding Sarl	Switzerland/Delaware